Horizon Technology Finance Announces

Financial Results for the First Quarter 2012

and Quarterly Dividend of $0.45 Per Share

Strong Performance Highlighted by Over 50% Growth in Net Investment Income

FARMINGTON, Conn., May 7, 2012 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results for the quarter ended March 31, 2012 and a cash dividend of $0.45 per share.

First Quarter 2012 Highlights

•	Earned net investment income of $3.4 million, or $0.44 per share, representing a year-over-year increase of more than 50%
•	Completed a public offering of $33 million in an aggregate principal amount of 7.375% senior unsecured notes due 2019
•	Funded $31.7 million in venture loans to new and existing portfolio companies
•	Achieved a portfolio weighted average yield of 15.4%
•	Increased net assets from operations by $2.5 million, or $0.33 per share
•	Ended the quarter with an investment portfolio of $167.3 million and net asset value of $129.0 million, or $16.89 per share
•	Unfunded loan approvals and commitments totaled $16 million
•	Declared a quarterly dividend of $0.45 per share, bringing cumulative dividends to $2.30 per share since going public in October 2010.

“The combination of high current pay interest income and fees earned on our investment portfolio of venture loans produced strong earnings for Horizon in the first quarter of 2012,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “During the quarter, we continued to experience good demand for our loan products from both new and existing portfolio companies. Importantly, we have preserved the high credit quality of our investment portfolio as we maintain our disciplined approach. Although we funded $31.7 million in new loans in the first quarter, our portfolio was reduced by a higher than usual level of prepayment activity.”

Mr. Pomeroy added, “We are pleased to declare a first quarter dividend of $0.45 per share, our third consecutive dividend in this amount and sixth overall since going public. We also closed a senior note financing in the quarter that provides attractive long-term capital for Horizon to be deployed over the coming quarters. We believe our expanded liquidity, combined with our strong momentum in the marketplace, significantly enhances our position to expand our portfolio and continue to provide attractive dividends to shareholders.”

Operating Results

Total investment income increased by $1.2 million, or 21.3%, to $6.6 million for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. For the three months ended March 31, 2012, total investment income consisted primarily of $5.9 million in interest income from investments, which included $0.6 million in income from the amortization of discounts and origination fees on investments. Interest income on investments and other investment income increased primarily due to the increased average size of the loan portfolio. Fee income on investments was primarily comprised of prepayment fees from four portfolio companies. For the three months ended March 31, 2011, total investment income consisted primarily of $4.9 million in interest income from investments, which included $0.4 million in income from the amortization of discounts and origination fees on investments. Fee income on investments for the three months ended March 31, 2011 was primarily comprised of a one-time success fee received upon the completion of an acquisition of one portfolio company.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, for both three month periods ended March 31, 2012 and 2011 was 15.4%.

Total expenses increased by $0.1 million, or 1.3%, to $3.3 million for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Total operating expenses for each period consisted principally of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Interest expense, which includes the amortization of debt issuance costs, decreased year-over-year primarily due to a decrease in the weighted average of outstanding borrowings of $19.6 million to $65.5 million for the three months ended March 31, 2012. Management fee expense for the three months ended March 31, 2012 decreased compared to the three months ended March 31, 2011 as a result of a decrease in average assets as the Company deleveraged its portfolio. Performance based incentive fees increased by $0.3 million as a result of the increase in pre-incentive fee net investment income for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Net investment income for the three months ended March 31, 2012 was $3.4 million, or $0.44 per share, as compared to net investment income of $2.2 million, or $0.29 per share, in the prior year period.

For the three months ended March 31, 2012, the Company did not realize any gains on investments. For the three months ended March 31, 2011, the net realized gain on investments was $0.2 million, or $0.03 per share, from the sale of stock acquired through the exercise of warrants in portfolio companies.

For the three months ended March 31, 2012, the net unrealized depreciation on investments was $0.8 million. The net unrealized depreciation on investments was primarily due to $1.2 million of net unrealized depreciation on debt investments, partially offset by unrealized appreciation on warrant and equity investments. The net unrealized appreciation on investments for the three months ended March 31, 2011 was $1.2 million.

For the three months ended March 31, 2012 and 2011, the net increase in net assets resulting from operations was $2.5 million and $3.6 million, respectively.

Portfolio Summary and Investment Activity

As of March 31, 2012, the Company’s debt portfolio consisted of 35 secured loans with an aggregate fair value of $162.0 million. In addition, the Company’s warrant portfolio had an aggregate fair value of $4.6 million as of March 31, 2012. Total portfolio investment activity as of and for the quarters ended March 31, 2012 and 2011 was as follows:

	For the three months ended March 31,
	2012	2011
	($ in thousands)
Beginning portfolio	$178,013	$136,810
New loan funding	31,700	28,833
Less refinanced balances	(18,739)	(2,770)
Net new loan funding	12,961	26,063
Principal received on investments	(9,120)	(7,759)
Early pay-offs	(14,205)	(3,347)
Accretion of loan fees	642	395
New loan fees	(182)	(513)
New equity investments	–	577
Proceeds from sale of investments	–	(321)
Net realized gain on investments	–	289
Net (depreciation) appreciation on investments	(813)	1,022
Ending portfolio	$167,296	$153,216

Portfolio Asset Quality

As of both March 31, 2012 and 2011, the Company’s loan portfolio had a weighted average credit rating of 3.2, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. As of March 31, 2012 there was one investment on non-accrual status with an approximate fair value of $1.9 million. There were no loans on non-accrual status as of March 31, 2011.

Liquidity and Capital Resources

As of March 31, 2012, Horizon had cash and investments in money market funds totaling $28.6 million.

On March 23, 2012, Horizon completed an underwritten public offering of $30 million in an aggregate principal amount of 7.375% senior unsecured notes due 2019. The notes will mature on March 15, 2019, and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after March 15, 2015. The notes bear interest at a rate of 7.375% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning June 15, 2012. On April 18, 2012, in connection with the public offering, the underwriters exercised their option to purchase an additional $3.0 million in aggregate principal amount of notes to cover over-allotments, increasing the total size of the offering to $33.0 million. The Company intends to use the net proceeds of this public offering for investment in portfolio companies in accordance with its investment objective and strategies, and for working capital and general corporate purposes.

Borrowings outstanding under the Company’s $150 million accordion credit facility, which contains an initial commitment of $75 million from Wells Fargo Capital Finance, totaled $4.8 million as of March 31, 2012. Based on eligible debt investments held by the Company as of March 31, 2012, the Company has availability of approximately $25.5 million as of March 31, 2012 under the Wells credit facility. Borrowings outstanding under the Company’s WestLB credit facility, which continues to provide leverage to the Company through March 2015, totaled $35.4 million as of March 31, 2012.

First Quarter 2012 Dividend

On May 3, 2012, Horizon’s Board of Directors declared a first quarter dividend of $0.45 per share, payable on May 31, 2012 to stockholders of record on May 17, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

Conference Call

Management will host a conference call on Tuesday, May 8, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 69437374. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through May 15, 2012. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 69437374. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with a regional office in Walnut Creek, California, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN.” In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities

(In thousands, except share data)

	March 31, 2012	December 31, 2011
Assets
Non-affiliate investments at fair value (cost of $170,745 and $180,651, respectively)	$167,296	$178,013
Investment in money market funds	22,944	13,518
Cash	5,697	1,298
Interest receivable	2,502	2,985
Other assets	2,958	1,997

Total assets	$201,397	$197,811

Liabilities
Borrowings	$70,236	$64,571
Base management fee payable	595	330
Incentive fee payable	838	1,766
Other accrued expenses	683	1,260

Total liabilities	72,352	67,927

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2012 and December 31, 2011	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 7,640,049 and 7,636,532 shares outstanding as of March 31, 2012 and December 31, 2011, respectively	8	8
Paid-in capital in excess of par	124,570	124,512
Accumulated undistributed net investment income	4,881	4,965
Net unrealized depreciation on investments	(3,472)	(2,659)
Net realized gains on investments	3,058	3,058

Total net assets	129,045	129,884

Total liabilities and net assets	$201,397	$197,811

Net asset value per common share	$16.89	$17.01

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Investment income
Interest income on non-affiliate investments	$5,910	$4,893
Interest income on money market funds	—	65
Fee income on non-affiliate investments	715	502

Total investment income	6,625	5,460

Expenses
Interest expense	675	810
Base management fee	994	1,075
Performance based incentive fee	838	529
Administrative fee	256	295
Professional fees	307	318
General and administrative	203	205

Total expenses	3,273	3,232

Net investment income	3,352	2,228

Net realized and unrealized (loss) gain on investments
Net realized gain on investments	—	206
Net change in unrealized (depreciation) appreciation on investments	(813)	1,194

Net realized and unrealized (loss) gain on investments	(813)	1,400

Net increase in net assets resulting from operations	$2,539	$3,628

Net investment income per common share	$0.44	$0.29

Change in net assets per common share	$0.33	$0.48

Weighted average shares outstanding	7,636,609	7,593,421

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com